Exhibit 99.(c)(3)

Presentation to the Board of Directors

Goldman, Sachs & Co.
November 5, 2006

Company Overview

•
Four Seasons was founded in Toronto, Canada over forty-five years ago by Isadore Sharp, its Chairman and Chief Executive Officer

•
Since its early beginnings, Four Seasons has expanded its portfolio of managed properties on virtually every continent

•
Four Seasons boasts a brand name that is synonymous with the highest levels of guest service in the international luxury hospitality industry

•
Over the past five years, Four Seasons has opened an average of five1 new hotels and resorts each year, for a total of 5,4601 new rooms, over the period

Capitalization
Current price as of 11/03/2006	$63.87
Total Shares Outstanding (mm)	38.5
Equity Market Cap	$2,455.8
Net Debt[3]	89.6

Enterprise Value (EV)	$2,545.5

2006E EBITDA Multiple[4]	34.1x
2007E EBITDA Multiple[4]	27.3x
Projected Financials[2]
	2007E	2008E
Projected Number of Properties	76	84
Revenues	$235.8	$266.5
Expenses	149.2	152.8

EBITDA	$86.6	$113.7

1 New additions only.
2 Source: Management estimates.
3 Comprised of total debt of $326.4 mm and cash of $236.8 mm.
4 Source: Wall Street research.

Premium Analysis

($ in millions, except per share data)

	Proposed Purchase Price
	$82.00
Premium to
Current as of 11/03/2006	$63.87	28.4%
52 Week High	66.80	22.8%
52 Week Low	47.70	71.9%
6 Month Average	61.42	33.5%
52 Week Average	57.26	43.2%
Shares (in millions)		38.5
Implied Equity Value		$3,153.0
Net Debt & Sharp Change of Control Agreement		405.3

Implied Enterprise Value		$3,558.3

Multiple on 2007E EBITDA[1]	$86.6	41.1x
Multiple on 2008E EBITDA[1]	$113.7	31.3x

1 Source: Management estimates.

Selected Transaction Premiums

Deals since 2003

	Premiums Paid:
	1 Day Prior	1 Week Prior	4 Weeks Prior
Proposed $82 Transaction Price	28.4%	27.9%	29.1%
Deals with Enterprise Values Between $1-$10 bn	23.4%	25.1%	28.1%
Deals with Enterprise Values Between $3-$4 bn	23.0%	22.9%	24.6%
Hotel and Lodging Deals	12.8%	15.8%	16.8%

Hospitality Transactions

Selected Acquisitions — Multiple of Forward EBITDA

Comparison of Selected Lodging Companies

Sorted by 2007E EBITDA Multiple
($ in millions, except per share data)

										EBITDA[2] Multiples				EBITDA Growth	Calendarized P/E Multiples[2]
Company	Closing Price 11/03/06	% of 52 Week High	Dividend Yield	Equity Market Cap[1]	Net Debt	Enterprise Value	Net Debt/ Enterprise Value	Net Debt/ 2006E EBITDA
										2006		2007		'06E-'07E	2006		2007
Four Seasons Hotels, Inc.[3]	$63.87	86.4%	0.2%	$2,456	$90	$2,545	3.5%	1.2	x	34.1	x	27.3	x	24.9%	38.7	x	29.8	x
Choice Hotels International Incorporated	41.55	67.4	1.4	2,835	203	3,037	6.7	1.2		17.3		15.9		9.3	28.7		25.0
Gaylord Entertainment Company	45.41	94.6	0.0	1,907	585	2,492	23.5	4.1		17.3		14.5		18.9	NM		NM
Marriott International	41.95	99.4	0.6	18,272	1,197	19,469	6.1	0.9		14.2		12.9		10.3	25.9		22.4
Orient Express Hotels Limited	37.39	87.8	0.3	1,588	543	2,132	25.5	4.1		16.0		12.3		29.9	29.2		20.1
Starwood Hotels & Resorts Worldwide	58.30	85.2	4.3	13,289	2,514	15,828	15.9	1.9		12.2		11.6		5.3	22.9		23.6
The Marcus Corporation	23.84	94.6	1.3	740	135	876	15.4	1.9		12.3		10.9		13.4	29.0		25.8
Great Wolf Resorts	12.94	98.3	0.0	394	136	537	25.3	3.9		15.3		10.7		43.4	NM		NM
Hilton Hotels Corporation	28.56	97.2	0.6	11,942	8,254	20,196	40.9	4.7		11.6		10.2		13.4	26.0		21.2
Interstate Hotels & Resorts	8.71	77.8	0.0	273	77	351	21.9	1.5		6.8		7.0		(3.0)	13.0		13.7

High		99.4%	4.3%	$18,272	$8,254	$20,196	40.9%	4.7	x	34.1	x	27.3	x	43.4%	38.7	x	29.8	x
Mean		88.9%	0.9%	$5,370	$1,373	$6,746	18.5%	2.5	x	15.7	x	13.3	x	16.6%	26.7	x	22.7	x
Median		91.2%	0.4%	$2,181	$373	$2,519	18.9%	1.9	x	14.8	x	11.9	x	13.4%	27.3	x	23.0	x
Low		67.4%	0.0%	$273	$77	$351	3.5%	0.9	x	6.8	x	7.0	x	(3.0)%	13.0	x	13.7	x

1 Equity Market Cap based on diluted shares outstanding.
2 EBITDA and EPS estimates have been calendarized. Projected EBITDA and EPS source: IBES median estimates.
3 EBITDA and EPS estimates per report issued by CIBC World Markets research dated 08/11/2006.

Shares Traded at Various Prices

Stock Price by Volume — Excludes Shares Held by Sharp/Triples and HRH1

6-Month	1-Year

3-Year	5-Year

   Source: Factset
1 Total shares traded as a percentage of outstanding shares based on limited voting shares only. Excludes shares held by Sharp/Triples and HRH.

Total Stock Return

5-Year

Source: Factset
Note: Total returns include dividends. C-Corp Lodging Index includes CHH, GET, OEH, MAR, HOT, MCS, WOLF, HLT, IHR. REIT Lodging Index includes LHO, HT, HST, HIH, EHP, ENN, SHO, FCH, DRH, WXH, AHT, BEE, LGY.U, HPT, KPA.

Price / Volume

5-Year

Source: Factset

Summary of Research Analysts' Ratings

Bank	Stock Rating	Target Share Price	2006E EPS	2007E EPS	Date
A.G. Edwards Inc.	Hold	—	$1.38	$1.70	08/11/2006
Banc of America Securities	Neutral	$62.00	$1.50	$1.80	08/23/2006
Bear, Stearns & Company	Peer Perform	—	$1.44	$1.75	08/10/2006
BMO Capital Markets Corp.	Underperform	—	$1.44	—	08/15/2006
CIBC World Markets Corporation	Sector Performer	$57.00	$1.41	$1.88	08/11/2006
Deutsche Bank Securities	Hold	$60.00	$1.52	$1.85	08/10/2006
Goldman, Sachs & Co.	Neutral	$69.00	$1.39	—	08/11/2006
J.P. Morgan Securities Inc.	Neutral	—	$1.36	$1.60	10/04/2006
JMP Securities LLC	Market Perform	—	$1.42	$1.76	10/17/2006
Merrill Lynch & Co.	Neutral	—	$1.45	—	08/10/2006
Raymond James Ltd.	Market Perform	$69.00	$1.30	$1.49	09/15/2006
RBC Capital Markets	Outperform	$70.00	—	—	08/10/2006
UBS Securities LLC	Buy	—	$1.40	—	08/10/2006

Average/Consensus		$64.50	$1.42	$1.73

Source: As per SNL DataSource

Appendix A: Sources and Uses

Transaction Summary

•
The total transaction would be consummated for ~$3.8 billion

—
100% of the Limited Voting Shares currently owned by the public would be acquired for US$82.00 per share or ~$2.7 billion

—
Mr. Sharp would be entitled to receive the proceeds due under the Sharp Change of Control Agreement

—
Sharp/Triples would continue to hold the Variable Multiple Voting Shares ("VMVS"), but the terms would be amended as follows:

—
44% of the VMVS (valued at US$82.00 per share or ~$130 mm) would be convertible into Limited Voting Shares on a 1:1 basis at the option of the holder, or upon other events

—
The remaining 56% of the VMVS (valued at ~$170 mm) would be convertible into preferred shares, at the option of the holder, or upon other events, accruing dividends at a rate of 9.9% compounded annually

•
The acquisition will be funded in the following manner

—
Total New FS debt of ~$750 mm, borrowed at the time of the transaction

—
Total New FS equity of ~$2.7 billion, comprised of:

—
Roll-over of the Sharp/Triples Limited Voting Shares in an amount equal to ~$130 mm or 5% of the New FS equity post-transaction

—
Roll-over of HRH existing Limited Voting Shares (23% of total Limited Voting Shares or ~$620 mm)

—
HRH contributes new capital to New FS of ~$650 mm to give HRH a total initial New FS equity ownership of 47.5%

—
Roll-over of Cascade's existing Limited Voting Shares (2% of total Limited Voting Shares or ~$60 mm)

—
Cascade contributes new capital to New FS of ~$1,200 mm to give Cascade a total initial New FS equity ownership of 47.5%

—
Use of available cash of ~$230 mm to fund the remainder of the transaction

Sources and Uses

(in millions and US$)

Sources:

	Amount	Rate	% of Total
Senior Debt[1]	$750.0	L+ 2.50%	19.7%
Sharp/Triples VMVS Convertible Preferred[2]	172.3	9.90%	4.5%
Total Debt	$922.3		24.2%
			% of Equity
Sharp/Triples VMVS Convertible Equity[3]	$133.2		5.0%
HRH Existing Equity	620.6		23.3%
HRH New Equity	644.7		24.2%

Total HRH, (47.5%) of total	$1,265.3		47.5%
Cascade Existing Equity	$58.7		2.2%
Cascade New Equity	1,206.6		45.3%

Total Cascade, (47.5%) of total	$1,265.3		47.5%
Total Equity	$2,663.7		69.8%
Available Cash	$230.0		6.0%

Total Sources	$3,816.0		100.0%

Uses:

	Shares (mm)	Price (US$)	Amount
VMV Shares	3.73	$82.00	$305.5
LV Shares	33.08	$82.00	2,712.4
Options[4]	1.58	$82.00	129.8
Total Equity Purchased			$3,147.8
Convertible Debt Principal			$250.0
Convertible Premium			36.1
Make Whole Premium			24.3
Swaps Wind-down			34.9
Total Convertible Debt			$345.4
1990 Sale of Control Payment			$287.6
Legal/Advisory/Other			24.0
Financing Fees			11.3
Total Deal Costs			$35.3

Total Uses			$3,816.0

1 The interest rate on the Senior Debt is assumed to be LIBOR + 250 for illustrative purposes. Additionally, Senior Debt is assumed to be $750 mm.
2 Assumes 56% of the VMVS are converted into preferred shares for illustrative purposes.
3 Assumes 44% of the VMVS are converted into equity for illustrative purposes.
4 Includes phantom options and assumes the treasury stock method.